Exhibit (a)(1)(iv)
Form of Letter from the Fund to Unitholders
in Connection with the Fund’s Acceptance of Units

STONEPEAK-PLUS INFRASTRUCTURE FUND LP

c/o SS&C GIDS, Inc.
P.O. Box 219071
Kansas City, MO 64121-9507
September 30, 2025
Dear Unitholder:
This letter serves to inform you that Stonepeak-Plus Infrastructure Fund LP (the “Fund”) has received and accepted for purchase your tender of limited partnership units in the Fund.
In accordance with the terms of the tender offer, you will be issued a promissory note (the “Note”), as described in the offer to purchase, which will be held on your behalf by SS&C GIDS, Inc., the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered units determined as of September 30, 2025, less the 5% “early repurchase deduction” (if such deduction is applicable to your investment, which is described in the Fund’s private placement memorandum).
If you have any questions, or if you wish to request a copy of your Note, please contact the Fund’s Transfer Agent at (833) 706-0553.

Sincerely,

Stonepeak-Plus Infrastructure Fund LP